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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 4, 2003





                              VERIZON NEW YORK INC.
             (Exact name of registrant as specified in its charter)





New York                                            1-3435                       13-5275510
(State or other jurisdiction of incorporation)      (Commission File Number)     (I.R.S. Employer Identification No.)


1095 Avenue of the Americas, Room 3868
New York, New York                                                               10036
(Address of principal executive offices)                                         (Zip Code)


       Registrant's telephone number, including area code: (212) 395-2121





                                 Not applicable
          (Former name or former address, if changed since last report)



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Item 5. Other Events.

Set forth below is a press release issued by Verizon Communications Inc. on September 4, 2003 announcing the agreement between Verizon Communications Inc. and two labor unions in the Northeast on new contracts.


                                                                  (VERIZON LOGO)

NEWS RELEASE

FOR IMMEDIATE RELEASE                             MEDIA CONTACTS:
September 4, 2003                                 PETER THONIS
                                                  212-395-2355
                                                  peter.thonis@verizon.com

                                                  ERIC RABE
                                                  212-395-6233
                                                  eric.rabe@verizon.com


               VERIZON AND TWO UNIONS IN NORTHEAST REACH LANDMARK
                      FIVE-YEAR AGREEMENT ON NEW CONTRACTS

        COMPANY ACHIEVES SIGNIFICANT CHANGE TO CONTAIN COSTS AND IMPROVE
       COMPETITIVENESS WHILE PROVIDING STRONG WAGE AND BENEFIT PACKAGE FOR
                                    EMPLOYEES


         WASHINGTON-- Verizon Communications announced today a tentative agreement on five-year contracts with the Communications Workers of America
(CWA) and the International Brotherhood of Electrical Workers (IBEW) covering nearly 79,000 employees in 13 Northeastern and mid-Atlantic states.

         "This landmark agreement is fair for employees and at the same time helps Verizon remain competitive in these very challenging times," said Lawrence
T. Babbio, vice chairman and president, Verizon Communications. "It achieves a creative solution to all major economic

Verizon News Release, page 2


issues so that employees continue to receive industry-leading benefits and wages, and Verizon can better control its costs, especially when compared with past contracts. This five-year agreement, which is unprecedented, provides stability and certainty for both the company and our employees. In addition, the agreement maps out an annual process to balance increased wages against the company's need to manage the size of the workforce."

         The Federal Mediation and Conciliation Service has been working with company and union leaders since July 29 to reconcile issues that were important to both parties. The tentative agreement will be presented to the union members as part of the ratification process, which is expected to take several weeks.

                               CONTRACT STRUCTURE

         By achieving a longer-term contract, Verizon has created stability and certainty for its employees, customers and investors. The agreement also gives Verizon cost savings and enables the company to significantly slow the growth rate of employee-related expenses over the life of the contract. While it preserves the existing job-security language and movement-of-work provisions in the former contract, the new agreement outlines the right to conduct structured discussions annually on job security and wages. This allows the parties to mutually assess changes in the economy and the competitive environment and to balance any basic wage increase above 2 percent against the needs of the company to reduce the size of the workforce. If the parties do not agree to alter the contract, the terms of the five-year agreement remain in force.

Verizon News Release, page 3


                                ECONOMIC PACKAGE

         The agreement provides an immediate 3 percent lump-sum payment to union-represented employees in lieu of a base wage increase in the first year of the contract. Beginning in the second year, base wages will increase 2 percent annually, for a total of 8 percent over the five year term of the contract. The company also agreed to cost-of-living increases if the Consumer Price Index for Urban Wage Earners rises above certain levels in years four and five of the contract. The wage package represents significant savings for Verizon when compared with previous contracts. In addition, there will be a pension-band increase of 2 percent effective Oct. 1, 2004, and 3 percent increases annually for the remainder of the contract, for a total of 11 percent - also a historically lower increase. A separate 5 percent pension-band increase will be available only for union-represented employees who retire in the fourth quarter of 2003.

                                   HEALTH CARE

         The agreement allows Verizon to significantly offset rapidly rising medical costs without diminishing the quality or range of services offered to employees, or unduly shifting costs. The bulk of the savings will come from Verizon's greater ability to negotiate directly with health care vendors, giving the company more leverage and flexibility in designing health plan offerings to manage costs overall. In addition, the company can now offer features such as a preferred provider network and better discounts for prescription drugs, with incentives for employees to choose less costly options. The agreement also calls for some increases in employees' co-pays and deductibles. In total, the changes agreed to, which are primarily related to active employees, represent approximately half a billion dollars in savings to Verizon over the life of the contract. This will enable the company to continue to offer no-premium health care coverage for employees for the next five years.

Verizon News Release, page 4


         For associate retirees, Verizon will continue to offer no-premium health care for the term of the contract. Other than modest increases in co-pays and deductibles, retiree benefits will remain essentially unchanged.

                                  JOB SECURITY

         Current job security protections will remain but will not apply to union-represented employees hired after the contract takes effect. In addition, the existing rules regarding the company's ability to move work will remain unchanged for the duration of the five-year agreement. To assist in reducing the workforce, the company will enhance voluntary separation incentives. The agreement will establish a window for union-represented employees who retire in the fourth quarter of 2003 to receive the 5 percent pension band increase and to take their pension as a lump sum, if they wish. Since the lump sum is calculated on today's low interest rates, the company expects significant numbers of employees to take advantage of this short-term opportunity. Under the terms of the new contract, the ability to take a lump sum pension payment will not be available again until the fourth quarter of 2004 and pensions for the following 12 months will be increased by only 2 percent at that time.

                                   ABSENTEEISM

         The agreement calls for joint CWA/IBEW/Verizon committees to be established to address incidental absence. The committees will be established on a geographic basis and will develop plans to reduce absence and improve administration, with particular attention to those employees with a record of excessive incidental absences.

Verizon News Release, page 5


         Babbio said, "The involvement of Peter Hurtgen as chief mediator was extremely helpful as Verizon and the unions worked to resolve key issues. From the beginning, Mr. Hurtgen recognized that the issues facing us are complex and interconnected. We appreciate his insightful approach to these negotiations."

         A Fortune 10 company, Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services, with approximately $67 billion in revenues and 221,000 employees. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
137.6 million access line equivalents and 34.6 million Verizon Wireless customers. Verizon is the third largest long-distance carrier for U.S. consumers, with 14.6 million long-distance lines. The company is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon's international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

                                      ####

VERIZON'S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.


NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic or labor conditions, including labor negotiations and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              VERIZON NEW YORK INC.


                                              By: /s/Edwin F. Hall
                                                  ---------------------
                                                  Edwin F. Hall
                                                  Controller




Date: September 8, 2003